Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports First Quarter 2021 Results

NEW YORK, NY, May 6, 2021 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company" or "our") (NYSE: MITT) today reported financial results for the quarter ended March 31, 2021.

Q1 2021 PERFORMANCE AND HIGHLIGHTS

Financial Performance
•$4.92 Book Value per share and $4.76 Adjusted Book Value per share as of March 31, 2021, as compared to $4.13 and $3.94 as of December 31, 2020, respectively(1)(2)
◦Adjusted Book Value subtracts the full liquidation preference of our preferred stock from total equity, which does not reflect underwriting discounts and offering expenses incurred at issuance that impact our Book Value
◦Adjusted Book Value per share increased $0.82, or 20.8%, primarily due to mark-to-market gains on our Residential and Commercial portfolios, as well as income generated at Arc Home
•Quarterly Economic Return of 22.3%(3)
•$0.91 of Net Income per diluted common share for Q1 2021, as compared to $1.16 for Q4 2020(1)
◦Includes retrospective adjustment of $0.01 per share in Q1 2021 related to our agency portfolio
•$0.08 of Core Earnings per share for Q1 2021, as compared to $0.22 for Q4 2020(1)
◦Q4 2020 Core Earnings per share was elevated by record origination volumes produced by Arc Home coupled with elevated gain on sale margins experienced throughout the industry

First Quarter Activity
•Continued to reposition our investment portfolio, increasing our concentration of residential investments through the acquisition of Non-QM Loans and Agency RMBS
•Declared dividends of $0.06 per common share in March 2021
•Declared and paid $5.0 million of preferred dividends during the quarter
•Exchanged 0.5 million shares of preferred stock, at a slight discount to par, for 2.8 million shares of common stock in a private exchange offer
•Utilized ATM program to raise approximately $10.0 million in net proceeds through the issuance of approximately 2.2 million shares of common stock at a weighted average price of $4.53 per share

MANAGEMENT REMARKS

"We are pleased with the performance we achieved during the quarter while executing on our strategic goals," said David Roberts, Chief Executive Officer. "We delivered an economic return of approximately 22% during the first quarter which was reflective of our increased common dividend of $0.06 per share. Our increase in adjusted book value was driven by a rise in the value of our residential whole loan and CMBS portfolios as well as continued strong performance from Arc Home."

"We increased the size of our investment portfolio to $1.9 billion mainly through purchases of Non-QM Loans and Agency RMBS. We also took advantage of strong credit markets to sell commercial and Non-Agency securities, continuing our progress of shifting the portfolio into residential whole loans," said T.J. Durkin, President. Mr. Durkin also added, "During the quarter, we executed another accretive opportunity to strengthen our capital base by completing a preferred stock exchange offer and also utilized our ATM program to raise approximately $10 million through the issuance of common stock."

"Recent regulatory, structural and market changes have set the backdrop for what will likely be the most dynamic period for investing in the new origination non-agency residential space in decades," said Chief Investment Officer, Nicholas Smith. "As a result of these changes coupled with mortgage credit availability at levels last seen almost a decade ago, we are confident that we will be able to prudently grow our Non-Agency loan portfolio by delivering our origination partners attractive product offerings."

Q1 2021 PORTFOLIO AND FINANCING UPDATE

Investment Portfolio
•$1.9 billion Investment Portfolio(4)(5) and 2.6x Economic Leverage Ratio(6) as of March 31, 2021, as compared to $1.4 billion and 1.5x, respectively, as of December 31, 2020
◦Increased our Non-QM Loan and Agency RMBS portfolios through net purchases of $208.5 million and $443.6 million, respectively
◦Sold two Commercial Loans and several CMBS and Non-Agency RMBS to support growth in our residential portfolios

Financing
•$1.2 billion of MTM recourse financing and $422.9 million of non-MTM non-recourse financing as of March 31, 2021, as compared to $580.1 million and $466.3 million, respectively, as of December 31, 2020(a)
◦At March 31, 2021, MITT had total liquidity of $51.6 million of cash, as compared to total liquidity of $54.2 million as of December 31, 2020
•Repaid $10 million secured note and accrued interest to our Manager upon maturity on March 31, 2021

(a) As of March 31, 2021, total financing of $1.6 billion includes financing arrangements of $1.2 billion, collateralized by various asset types in our investment portfolio, and securitized debt of $344.4 million, collateralized by Re/Non-Performing Loans. As of December 31, 2020, total financing of $1.0 billion includes financing arrangements of $680.8 million, collateralized by various asset types in our investment portfolio; securitized debt of $355.2 million, collateralized by Re/Non-Performing Loans; and a secured loan from the Manager of $10.4 million.(5)

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of March 31, 2021(4)(5):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(7)	Percent of Equity
Residential Investments(a)	$876.8	46.2%	$281.9	61.9%
Agency RMBS(a)	918.8	48.4%	111.0	24.4%
Commercial Investments	104.0	5.4%	62.4	13.7%
Total	$1,899.6	100.0%	$455.3	100.0%
(a) As of March 31, 2021, the table above includes fair value of $217.4 million of Residential Investments and $0.4 million of Agency RMBS that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $149.0 million of Non-QM Loans, $45.7 million of Re/Non-Performing Loans, and $22.7 million of Land Related Financing.

Investment Portfolio Highlights
•Continued focus on repositioning our portfolio through investing in residential whole loans
•Current quarter increase in Residential Investments, specifically in Non-QM Loans facilitated through Arc Home's origination growth in the product offering as well as acquisitions from third party originators
•Increased our Non-QM portfolio to represent 18.9% of our Investment Portfolio at quarter end, up from 11.0% as of December 31, 2020
•Approximately $0.3 billion of Non-QM Loans aggregated for future securitizations as of March 31, 2021, while continuing to grow this population subsequent to quarter end

Residential Investments Activity
•Purchased $208.5 million of Non-QM Loans, $59.2 million of which were purchased from Arc Home
•Sold several Prime, Non-U.S. RMBS, and Credit Risk Transfer positions for proceeds of $23.2 million

Commercial Investments Activity
•Sold two commercial loans for gross proceeds of $74.3 million, releasing unfunded commitments of approximately $28.8 million as of December 31, 2020
•Sold various Single/Asset-Single/Borrower, Conduit and Freddie Mac-K Series positions for proceeds of $17.2 million
•Reduced our Commercial Investments portfolio as a percentage of our Investment Portfolio to 5.4% as of March 31, 2021 from 13.1% as of December 31, 2020

Transactions Subsequent to Quarter End
•Purchased $154.2 million of Non-QM Loans, $47.3 million of which were purchased from Arc Home
•We amended or entered into financing arrangements to increase our maximum uncommitted borrowing capacity to finance Non-QM Loans to $800 million
•Participated in a rated Non-QM securitization alongside other Angelo Gordon funds, which termed out repo financing into lower cost, fixed rate, long-term financing related to Non-QM loans with a fair value of $171.4 million
◦Maintained exposure to the securitization through an interest in the subordinated tranches
•Sold remaining Freddie Mac K-Series positions for total proceeds of $16.8 million

ARC HOME UPDATE

•MITT, alongside other Angelo Gordon funds, owns Arc Home,(8) a licensed mortgage originator. MITT indirectly owns approximately 44.6% of Arc Home
•Arc Home re-entered the Non-QM market in July of 2020 and has since focused its efforts on growth within this product offering
◦Non-QM originations grew to $187.9 million in Q1 2021
◦Increased composition of funding dollars to 15.6% in Q1 2021, as compared to 6.5% in Q4 2020
•Arc Home generated pre-tax net income of $18.1 million in the first quarter
◦Resulted in net income of $6.3 million for MITT
•The table below provides a summary of Arc Home's comparative performance:

	2019 FY	2020 FY	Q4 2020	Q1 2021
Origination Volume
Lock Dollars $B(a)	$2.2	$5.3	$1.4	$1.4
Funding Dollars $B	$1.6	$3.8	$1.2	$1.2
Funding by Channel(b)
Retail/Direct	20.7%	32.0%	27.0%	24.7%
Wholesale	34.1%	35.9%	38.7%	50.2%
Correspondent	45.2%	32.0%	34.3%	25.1%
Funding by Product(b)
Conventional	62.7%	79.8%	78.6%	73.7%
Government	34.5%	15.4%	13.9%	7.9%
Jumbo	1.5%	0.7%	1.0%	2.8%
Non-QM	1.3%	4.1%	6.5%	15.6%
Gain on Sale Margin	145bps	310bps	353bps	255bps
(a) Represents loans yet to be funded whereby the borrower has entered into an interest rate lock agreement
(b) Represents the weighted average calculated based on quarterly funding dollars

RESIDENTIAL WHOLE LOAN OPPORTUNITIES

Non-Agency Residential Mortgage Origination Tailwinds
•Expect to see growth in most segments of the New Origination Non-Agency mortgage space including Non-QM, Prime Jumbo, Expanded Prime, Jumbo Prime High LTV along with conventional (GSE Eligible) products
◦Over the next few years, annual issuances can grow up to $150-200 billion as compared to the historical market that had struggled to surpass $50 billion since the Financial Crisis
•Growth will be driven by a combination of market, regulatory, and structural changes:
◦Recent amendments to the Preferred Stock Purchase Agreements for Fannie Mae and Freddie Mac, inclusive of a 7% cap on second homes and investor properties, and the expiring GSE QM ("Qualified Mortgage") Patch will create opportunity for private capital
◦CFPB amendment of the Ability to Repay framework replaced with a spread to APR over Average Prime Offer Rate for determining QM Safe Harbor and QM Rebuttable Presumption is expected to expand origination volumes as institutions re-evaluate associated risks and underwriting costs
◦Margin compression combined with historic capacity and regulatory relief will drive originators who previously de-emphasized or discontinued Non-Agency production to re-enter the market as well as bring new competitors into the space

Market and Economic Outlook
•Attractive risk adjusted returns with prudent expansion of underwriting
◦The MBA Mortgage Credit Availability Index is currently at levels last seen in 2013
•Favorable gestation financing and securitization markets
•Increased production driven by the new regulatory framework
◦Decreased risk, costs, and timelines associated with origination
◦Increased capital efficiency

•Fundamentals remain favorable for the housing market and the consumer

Our Strategic Plan
•Streamline MITT’s business model to focus on residential whole loan investments, ultimately positioning the company as a pure play residential credit company
◦Simplified asset mix with a focus on strong credit fundamentals when deploying capital into newly originated Non-Agency whole loan opportunities
◦Reduced leverage risk due to emphasis on securitization financing which provides non-MTM non-recourse financing at lower cost of funds
◦Utilize Agency RMBS for our investment company act exemption and liquidity purposes while also generating attractive returns

Competitive Advantage
•MITT is uniquely positioned to capitalize on this opportunity given the depth of the current investment team which has a proven record of sourcing whole loans
•Red Creek, an affiliate of Angelo Gordon, allows MITT to streamline asset management services over its investment portfolio
•Arc Home, a vertically integrated mortgage origination affiliate, provides the ability to organically grow origination and product offerings

KEY STATISTICS

($ in millions, except per share data)	March 31, 2021
Investment portfolio(4)	$1,899.6
Financing arrangements(5)	1,246.2
Total Economic Leverage(6)	1,161.6
Stockholders’ equity	455.3
GAAP Leverage Ratio	3.2x
Economic Leverage Ratio(6)	2.6x
Book value, per share(1)(2)	$4.92
Adjusted Book value, per share(1)(2)	$4.76
Dividend, per share(1)	$0.06
Duration gap (in years)(9)	0.46

DIVIDEND

On February 16, 2021, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock, $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock, and $0.50 per share on its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock. The dividends were paid on March 17, 2021 to stockholders of record as of February 26, 2021.

On March 22, 2021, the Company’s board of directors declared a first quarter dividend of $0.06 per share of common stock that was paid on April 30, 2021 to stockholders of record as of April 1, 2021.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s first quarter earnings conference call on May 6, 2021 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 9351 300.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q1 2021 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on May 7, 2021 through June 5, 2021. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=C3DE81FB-CB7B-4D82-A386-4CBA2049853E&LangLocaleID=1033. The replay passcode is 50153340.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Credit Investments and Agency RMBS. Its Credit Investments include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. (“Angelo Gordon”) is a privately held limited partnership founded in November 1988. The firm currently manages approximately $43 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe, and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; our ability to continue executing on our strategic goals, including our ability to continue increasing the size of our investment portfolio and shifting into residential whole loans; our ability to prudently grow our Non-Agency loan portfolio by delivering origination partners attractive product offerings or otherwise; whether growth in the new origination Non-Agency mortgage space will occur as anticipated or at all; whether market, regulatory and structural changes will result in the market opportunities we expect or at all, and whether we will be able to capitalize on such opportunities in the manner we anticipate; our levels of leverage, including our levels of non-recourse financing; changes in our business and investment strategy; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments, Agency RMBS, and Commercial Investments; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time our period filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Core Earnings, investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	March 31, 2021	December 31, 2020
Assets
Real estate securities, at fair value:
Agency - $915,423 and $460,949 pledged as collateral, respectively	$915,423	$518,352
Non-Agency - $14,751 and $28,653 pledged as collateral, respectively	16,371	38,406
CMBS - $29,439 and $42,669 pledged as collateral, respectively	45,838	56,788
Residential mortgage loans, at fair value - $257,844 and $46,571 pledged as collateral, respectively	642,959	435,441
Commercial loans, at fair value	58,209	111,549
Commercial loans held for sale, at fair value	—	13,959
Investments in debt and equity of affiliates	160,323	150,667
Excess mortgage servicing rights, at fair value	3,000	3,158
Cash and cash equivalents	51,637	47,926
Restricted cash	39,918	14,392
Other assets	8,922	9,407
Total Assets	$1,942,600	$1,400,045

Liabilities
Financing arrangements	$1,132,200	$564,047
Securitized debt, at fair value	344,429	355,159
Payable on unsettled trades	—	51,136
Dividend payable	2,791	1,243
Other liabilities	7,875	18,755
Total Liabilities	1,487,295	990,340
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock; 1,663 and 1,817 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively ($41,580 and $45,413 aggregate liquidation preference, respectively)	40,110	43,808
8.00% Series B Cumulative Redeemable Preferred Stock; 3,814 and 4,165 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively ($95,353 and $104,118 aggregate liquidation preference, respectively)	92,279	100,762
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 3,883 shares issued and outstanding at March 31, 2021 and December 31, 2020 ($97,079 aggregate liquidation preference)	93,908	93,908
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 46,503 and 41,434 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	465	414
Additional paid-in capital	710,746	688,871
Retained earnings/(deficit)	(482,203)	(518,058)
Total Stockholders’ Equity	455,305	409,705

Total Liabilities & Stockholders’ Equity	$1,942,600	$1,400,045

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net Interest Income
Interest income	$12,119	$40,268
Interest expense	4,061	19,971
Total Net Interest Income	8,058	20,297

Other Income/(Loss)
Net realized gain/(loss)	(4,038)	(151,143)
Net interest component of interest rate swaps	(741)	923
Unrealized gain/(loss) on real estate securities and loans, net	(6,658)	(313,897)
Unrealized gain/(loss) on derivative and other instruments, net	26,507	5,686
Foreign currency gain/(loss), net	14	1,649
Other income	23	3
Total Other Income/(Loss)	15,107	(456,779)

Expenses
Management fee to affiliate	1,654	2,149
Other operating expenses	3,983	930
Restructuring related expenses	—	1,500
Excise tax	—	(815)
Servicing fees	615	579
Total Expenses	6,252	4,343

Income/(loss) before equity in earnings/(loss) from affiliates	16,913	(440,825)

Equity in earnings/(loss) from affiliates	26,336	(44,192)
Net Income/(Loss)	43,249	(485,017)

Gain on Exchange Offers, net	358	—
Dividends on preferred stock	(4,924)	(5,667)

Net Income/(Loss) Available to Common Stockholders	$38,683	$(490,684)

Earnings/(Loss) Per Share - Basic
Total Earnings/(Loss) Per Share of Common Stock	$0.91	$(14.98)

Earnings/(Loss) Per Share - Diluted
Total Earnings/(Loss) Per Share of Common Stock	$0.91	$(14.98)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	42,348	32,749
Diluted	42,348	32,749

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) accrued deal-related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) any foreign currency gain/(loss) relating to monetary assets and liabilities, (vii) income from discontinued operations, and (viii) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (viii) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. As defined, Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended March 31, 2021 and March 31, 2020 is set forth below (in thousands, except per share data):

	Three Months Ended
	March 31, 2021	March 31, 2020
Net Income/(loss) available to common stockholders	$38,683	$(490,684)
Add (Deduct):
Net realized (gain)/loss	4,038	151,143
Unrealized (gain)/loss on real estate securities and loans, net	6,658	313,897
Unrealized (gain)/loss on derivative and other instruments, net	(26,507)	(5,686)
Equity in (earnings)/loss from affiliates	(26,336)	44,192
Net interest income and expenses from equity method investments(a)	7,322	1,233
Transaction related expenses and deal related performance fees	(12)	(3,412)
Foreign currency (gain)/loss, net	(14)	(1,649)
(Gains) from Exchange Offer, net	(358)	—
Drop income	—	322
Core Earnings(b)	$3,474	$9,356

Core Earnings, per Diluted Share(b)	$0.08	$0.29
(a) For the three months ended March 31, 2021 and March 31, 2020, $2.6 million or $0.06 per share and $(4.6 million) or $(0.14) per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives net of taxes were excluded from Core Earnings per diluted share.
(b) The three months ended March 31, 2021 included a cumulative retrospective adjustment of $0.5 million or $0.01 per diluted share on the premium amortization for investments accounted for under ASC 320-10.

Footnotes

(1)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(2)    As of March 31, 2021, book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($226.3 million) as the numerator. As of March 31, 2021, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($234.0 million) as the numerator.
(3)    The economic return on equity for the quarter represents the change in adjusted book value per share from December 31, 2020 to March 31, 2021, plus the common dividends declared over that period, divided by adjusted book value per share as of December 31, 2020.
(4)    The investment portfolio at period end consists of the net carrying value of our Residential Investments, Agency RMBS, Commercial Investments, and where applicable, any long positions in TBAs, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments, Agency RMBS, and Commercial Investments are held at fair value. Our Credit Investments refer to our Residential Investments and Commercial Investments. Refer to footnote 5 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC.
(5)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $114.0 million and $116.7 million recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet as of March 31, 2021 and December 31, 2020, respectively. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(6)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(7)    We allocate our equity by investment using the fair value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(8)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $52.1 million as of March 31, 2021, representing a 44.6% ownership interest.
(9)    We estimate duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration includes any net TBA position. Duration does not include our equity interest in AG Arc LLC.